UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

Item 1: On June 13, 2023, ETFS Capital issued the following press release:

Third Independent Proxy Advisory Firm Recommends WisdomTree Stockholders Vote for Boardroom Change and for the Removal of Chairman Salerno

Egan-Jones Recommends Voting FOR All Three ETFS Capital Nominees, Bruce E. Aust, Tonia Pankopf, and Graham Tuckwell, on the GOLD Proxy Card

Calls for Accountability in the Boardroom and Affirms that Experienced ETFS Capital Nominees are Needed to Maximize Shareholder Value Creation

Recognizes that Board Will Not Change Without Stockholder Pressure

NEW YORK, June 13, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, today announced that a third independent proxy advisory firm, Egan-Jones Proxy Services (“Egan-Jones”), recommended that WisdomTree stockholders vote for change in the boardroom.

In its report, Egan-Jones recommended WisdomTree stockholders vote FOR all three ETFS Capital nominees on the GOLD proxy card, for election to WisdomTree’s board of directors (the “Board”) at the upcoming annual meeting of stockholders. The Egan-Jones recommendation follows recommendations for boardroom change at WisdomTree from Institutional Shareholder Services Inc. and Glass, Lewis & Co.

In its report recommending WisdomTree stockholders vote for meaningful change on WisdomTree’s Board, Egan-Jones*:

Agreed with ETFS Capital that change was required at WisdomTree and that ETFS Capital’s nominees would make valuable and critical contributions to the Board:

“We believe that ETFS has made a compelling change to alter the composition of WisdomTree’s Board. Here, we find [evidence] of poor oversight and accountability that led to the Company’s financial and operational underperformance.”

“…we strongly believe that the election of the three highly qualified ETFS Nominees who have deep operational, financial, and strategic experience will bring significant contribution in the boardroom and fresh perspectives needed to maximize shareholder value creation.”

Validated ETFS Capital’s view that the Board is in desperate need of an infusion of skills, expertise, and experience to put the Company back on track:

“In our view, the lack of appropriate expertise and skillset in the boardroom has led to consistent TSR underperformance and incompetent capital allocation decisions which led to failure of profitability and capitalizing on its existing assets as being the only pure-play publicly Listed ETF company globally. Failure to unlock such potential and lack of strategy and successful execution has cost the Company to lose investor confidence and write-offs.”

Sharply criticized the value destructive corporate governance practices of the entrenched Board, and joined ETFS Capital in calling for Board Chairman Frank Salerno and Nominating Governance Chair Win Neuger to be held accountable:

“…we believe that the Company’s long-tenured directors with insufficient expertise has led to further value destruction, combined with some problematic governance structure such as the classified board, overpaid CEO, unfair change of control provisions and absence of an independent Compensation Committee Chair. We agree with the dissidents Messrs. Frank Salerno (Chairman of the Board and Chair of the Compensation Committee) and Win Neuger (Chair of the Nominating and Governance Committee) should be held accountable for the egregious change in control provisions.”

Recognized that the Board’s resistance to reform calls out for independent stockholder voices on the Board:

“…we believe that the recent board refreshment initiative and phased-in declassification of the Board, was a result of unwavering stockholder pressure on the Company.”

*Permission to use quotations from the Egan-Jones report was neither sought nor obtained.

A copy of ETFS Capital’s letter to stockholders, definitive proxy statement, investor presentation, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com.

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On June 13, 2023, ETFS Capital posted the following material to www.WiseUpWT.com: